STOCKHOLDER TENDER AND SUPPORT AGREEMENT

This Stockholder Tender and Support Agreement (this “Agreement”) is dated as of October  21, 2009 between GenNx360 GVI Holding, Inc., a Delaware corporation (“Parent”), GenNx360 GVI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), GVI Security Solutions, Inc., a Delaware corporation (the “Company”), and the parties listed on Annex I (each, a “Stockholder”), each in the capacity as an owner of common stock, par value $.001 per share (“Common Stock”), options to purchase Common Stock (“Options”), and/or warrants to purchase Common Stock (“Warrants”) of the Company.

WHEREAS, as of the date hereof, each Stockholder is the holder of the number of shares of Common Stock, Options and Warrants set forth opposite such Stockholder’s name on Annex I, which, together with any Shares that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement, including pursuant to any exercise of Options or Warrants, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction are collectively referred to herein as, the “Covered Shares”;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Merger Sub and the Company, Parent and Merger Sub have required that each Stockholder enter into this Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement each Stockholder has agreed to enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement, and the other interpretative provisions set forth in Section 9.4 of the Merger Agreement shall apply hereto as if such provisions were set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Parent, Merger Sub, the Company and each Stockholder hereto agree as follows:

ARTICLE 1
AGREEMENT TO TENDER

Section 1.01Agreement to Tender.  (a) Each Stockholder, solely in such Stockholder’s capacity as a holder of the Covered Shares, agrees to validly tender or cause to be tendered in the Offer all of such Stockholder’s Covered Shares pursuant to and in accordance with the terms of the Offer.  As promptly as practicable, but in any event no later than three Business Days after receipt by such Stockholder of the letter of transmittal and related materials pursuant to the terms of the Offer, each Stockholder shall:  (i) deliver to the depositary designated in the Offer (the “Depositary”) a letter of transmittal with respect to its Covered Shares complying with the terms of the Offer, all certificates representing such Covered Shares, or such other evidence of transfer as the Depositary may reasonably request in the case of a book-entry transfer of any uncertificated Covered Shares, and all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct the Stockholder’s broker or such other Person that is the holder of record of any Covered Shares beneficially owned by such Stockholder to tender such Covered Shares pursuant to and in accordance with the terms of the Offer.  Each Stockholder agrees that once its Covered Shares are tendered by such Stockholder that such Stockholder will not withdraw any of such Covered Shares from the Offer unless and until the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement or this Agreement shall have been terminated in accordance with Section 4.03.

Section 1.02Merger Consideration.  Parent agrees to pay any amount of Merger Consideration paid for each Share in excess of the Offer Price, promptly after the Effective Time to each Stockholder in respect of such Stockholder’s Covered Shares.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to Parent and Merger Sub as to itself, severally and not jointly, that:

Section 2.01Authorization; Binding Agreement.  As to each Stockholder who is a natural Person: he or she has full legal capacity; the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby are within his or her powers and authority; no other Person has any legal or equitable rights with respect to the Covered Shares; and, if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to execute, deliver and perform this Agreement.  If such Stockholder is not a natural Person: such Stockholder is a business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder.  This Agreement constitutes a valid and binding agreement of each such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 2.02Non-Contravention.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not:  (i) violate any certificate of incorporation, bylaws or other organizational documents of such Stockholder which is an entity, (ii) violate any Law applicable to such Stockholder, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder, or (iv) result in the imposition of any Lien on any asset of such Stockholder which, in the case of each of clauses (ii) through (iv), would impair or adversely affect such Stockholder’s ability to perform its obligations hereunder.  No governmental licenses, authorizations, permits, consents or approvals are required in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, except for applicable requirements, if any, under the Exchange Act and any other applicable U.S. state or federal securities laws.

Section 2.03Ownership of Covered Shares; Total Shares.  As of the date of this Agreement, such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Covered Shares set forth opposite such Stockholder’s name on Annex I hereto, and, as of the Acceptance Date, all of such Stockholder’s Covered Shares will be free and clear of any Lien and any other limitation or restriction, including any restriction on the right to vote or otherwise transfer such Covered Shares, except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act.  As of the date hereof, such Stockholder does not own, beneficially or otherwise, any equity securities, or securities convertible into or exercisable for any equity securities of the Company other than as set forth opposite such Stockholder’s name in Annex I.

Section 2.04Voting Power.  Such Stockholder has full voting power with respect to its Covered Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Covered Shares.  None of such Stockholder’s Covered Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

Section 2.05Broker’s Fees.  Except as provided in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.06Reliance by Parent and Merger Sub.  Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE 3
ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees, severally and not jointly, that:

Section 3.01Voting of Covered Shares.  (a) At every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, such Stockholder shall, or shall cause the holder of record on any applicable record date to, vote such Stockholder’s Covered Shares (to the extent that any of such Stockholder’s Covered Shares have not been purchased in the Offer):  (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby; (ii) against any agreement or arrangement related to any Takeover Proposal, any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger, that would reasonably be expected to cause the Company to be in a breach of its representations, warranties or covenants set forth in the Merger Agreement, or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement; and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Parent which are necessary or appropriate in order to effectuate the foregoing.

(b)           Each Stockholder retains at all times the right to vote such Stockholder’s Covered Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 3.01(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 3.02Irrevocable Proxy.  In order to secure the performance of such Stockholder’s obligations under this Agreement, by entering into this Agreement, such Stockholder hereby irrevocably grants a proxy appointing each executive officer of Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3.01(a) as such attorney-in-fact and proxy, in his or her sole discretion, deems proper with respect to such Stockholder’s Covered Shares.  Except as otherwise expressly set forth in this Section 3.02, this Proxy is irrevocable notwithstanding the death, legal incapacity, dissolution or other action of Stockholder.  The proxy granted by such Stockholder pursuant to this Section 3.02 shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms.  Such Stockholder hereby revokes any and all previous proxies granted with respect to its Covered Shares.

Section 3.03No Transfers; No Inconsistent Arrangements.  (a) Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly: (i) transfer, including any sale, assignment, gift, pledge, hypothecation or other disposition, directly or indirectly or by operation by law, or consent to or permit any such transfer of, any or all of its Covered Shares, or any interest therein, or create or permit to exist any Lien, other than any restrictions imposed by applicable Law or pursuant to this Agreement, on any such Covered Shares, (ii) enter into any contract or agreement with respect to any transfer of such Covered Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Covered Shares, (iv) deposit or permit the deposit of such Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Covered Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect.

(b)           Any attempted transfer of Covered Shares, or any interest therein, in violation of this Section 3.03 shall be null and void.  In furtherance of this Agreement, such Stockholder shall and hereby does authorize the Company, and the Company hereby agrees, to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of its Covered Shares and that this Agreement places limits on the voting and transfer of such Stockholder’s Covered Shares; provided that any such stop transfer restriction shall terminate automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 4.03 and, upon such event, Parent or the Company shall promptly notify the Company’s transfer agent of such termination.

Section 3.04No Solicitation; Other Offers.  Such Stockholder hereby agrees to comply with the obligations imposed on the Company and its representatives pursuant to Section 6.7 of the Merger Agreement as if a party thereto.

Section 3.05No Exercise of Appraisal Rights.  Such Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of its Covered Shares which may arise with respect to the Merger.

Section 3.06Legends.  If so requested by Parent, such Stockholder agrees that its Covered Shares shall bear a legend stating that they are subject to this Agreement; provided that the Company shall remove such legend upon the termination of this Agreement in accordance with Section 4.03.

Section 3.07Documentation and Information.  Such Stockholder:  (i) consents to and authorizes the publication and disclosure by Parent of the Stockholder’s identity and holding of Covered Shares, the existence, terms and conditions of this Agreement, the nature of the Stockholder’s commitments and obligations under this Agreement and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, or any disclosure document in connection with the Offer, the Merger, any transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to provide to Parent true and complete information as Parent may reasonably require for the preparation of any such disclosure documents.  Such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE 4
MISCELLANEOUS

Section 4.01Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Sub, to:

c/o GenNx360 Capital Partners, L.P.
300 Park Avenue, 17th Floor
New York, New York 10022
Attention:  Matthew Guenther
Fax:  (212) 572-6472

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attention:  Bradley C. Vaiana
    Bryan C. Goldstein
Fax:  (866) 402-1171

if to the Company, to:

GVI Security Solutions, Inc.
2801 Trade Center Drive, Suite 120
Carrollton, TX 75007
Attention:  Steven E. Walin
Fax: (972) 245-7333

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:  Alison Newman
Fax:  (212) 479-6275

if to any Stockholder, to it at that address specified on Annex I, with copies to the persons identified therein,  or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 4.02Further Assurances.  Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Parent or Merger Sub may reasonably request to carry out the transactions expressly set forth in this Agreement.

Section 4.03Termination.  (a) This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, and (ii) the Effective Time.

(b)           Notwithstanding the foregoing, nothing set forth in this Section 4.03 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any breach of this Agreement.

Section 4.04Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time as to any Stockholder not in breach of this Agreement at such time.

Section 4.05Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to be bound thereby or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay to exercise any right, power or privilege nor any waiver as to any Stockholder shall operate as a waiver as to any other Stockholder.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 4.06Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, provided that the Company shall pay the legal expenses of the Stockholders associated with the negotiation and preparation of this Agreement.

Section 4.07Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)           No Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Parent and Merger Sub.  Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time.

Section 4.08Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, other than manditorily applicable provisions of the General Corporation Law of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 4.09Jurisdiction.  The parties hereto agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that such Stockholder may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.01 shall be deemed effective service of process on such party.

Section 4.10Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.11Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective as to any Stockholder upon signature by such Stockholder and Parent regardless of whether any other Stockholder has or does execute this Agreement.

Section 4.12Entire Agreement.  This Agreement constitutes the entire agreement between all of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

Section 4.13Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, this Agreement shall be modified so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.14Specific Performance.  The parties hereto agree that each of Parent and Merger Sub would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement, and that each of Parent and Merger Sub would not have an adequate remedy at law for money damages in such event.  Accordingly, each of Parent and Merger Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement by a Stockholder or to enforce specifically the performance of the terms and provisions hereof by each Stockholder, in addition to any other remedy to which they are entitled at law or in equity.

Section 4.15Stockholder Capacity.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Stockholder who is a director or officer of the Company from acting in such capacity.  This Agreement shall apply to each Stockholder solely in each Stockholder’s capacity as a holder of the Covered Shares.

Section 4.16Stockholder Obligations Several and not Joint.  The obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the parties hereto on the dates set forth opposite such party’s signature below to be effective as of the day and year first above written.

GVI SECURITY SOLUTIONS, INC.

By:
Name:
Title:

GENNX360 GVI HOLDING, INC.

By:
Name:
Title:

GENNX360 GVI ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

[Signature Page to Tender and Support Agreement]

ANNEX I

Stockholder	Address for Notice	Common Stock owned as of ___________, 2009	Options owned as of ___________, 2009	Warrants owned as of ___________, 2009	Total Covered Shares owned as of ___________, 2009